ADOPTION AGREEMENT

This Adoption Agreement, dated as of ___________, 2019 (this “Adoption Agreement”), by and among DST Asset Manager Solutions, Inc. a corporation of the Commonwealth of Massachusetts (“DST”), Axonic Funds a statutory trust formed in the state of Delaware (the “Additional Product”) and Axonic Alternative Income Fund, a statutory trust formed in the state of Delaware (the “Fund”).

The Additional Product hereby agrees to (a) become a party to that Services Agreement, dated as of December 12, 2018 (the “Agreement”), originally by and among DST and Fund and (b) be bound by all terms and conditions of the Services Agreement as a “Fund” (as such term is defined in the Agreement), having such rights, entitlements and obligations as set forth in the Agreement or an Ancillary Agreement (if applicable), respectively. By its signature below, the Additional Product confirms to DST, as of the date hereof, its representations and warranties set forth in the Agreement. The Additional Product acknowledges receipt of a copy of the Agreement.

Each of DST and Fund, hereby agree to accept the Additional Product as a party to the Agreement (or Ancillary Agreement, if applicable) and that the Additional Product shall be a “Fund” or “Customer” (as such terms are defined in the Agreement) under the Agreement, having such rights, entitlements and obligations as set forth in the Agreement. The parties acknowledge and agree that the liability of the Additional Product and the Fund shall be several, but not joint. In other words, each of the Fund and the Additional Product is separately responsible for its own expenses and liabilities under this Agreement and neither the Fund nor the Additional Product will be, under any circumstances, liable or responsible for any such expense of liabilities of the other.

The parties acknowledge that Schedule B attached hereto revises and replaces the Fee Schedule under the Agreement.

The parties acknowledge that Schedule D attached hereto lists all active Funds under the Agreement.

Except as specifically set forth herein, all other terms and conditions of the Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Agreement and the terms of this Adoption Agreement with regard to the subject matter hereof, the terms of this Adoption Agreement shall control.

This Adoption Agreement may be executed by the parties hereto on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Adoption Agreement to be executed as of the day and year first above written by their respective duly authorized officers.

Axonic Alternative Income Fund	DST Asset Manager Solutions, Inc.

By:	By:
Print Name:	Print Name:	Rahul Kanwar
Title:	Title:	Authorized Representative

Axonic Trust

By:
Print Name:
Title:

SCHEDULE B

Fee Schedule

AXONIC CAPITAL LLC FEE SCHEDULE

TERM: 3 YEARS

I.	Account and Activity Minimum Fee	$50,000 per year

(Note: Minimum applies unless aggregate charges included in Sections II and III exceed one-twelfth of the annual minimum. The minimum starts when escrow of the first product is broken and contract term commences to age.)

II.	Interval Funds - Product Minimum Fee:	$25,000 per year per product for 1st CUSIP in each Product
$5,000 per year for each additional CUSIP within same Product

(Note: Product Minimum applies unless aggregate charges for each individual product in the affected month included in Section III exceed one-twelfth of the annual minimum.)

III.	Interval Funds - Platform Fees:

Open Account Fee
0 - 50,000	$7.50 per acct per year
> 50,001	$5.00 per acct per year

Asset Based Fees [1]
$0 to $250,000,000	3.00 Basis Points
$250,000,001 - $1,000,000,000	2.25 Basis Points
> $1,000,000,001	1.50 Basis Points

New Account Setup Fee - Manual	$15.00 per NASU
New Account Setup Fee – Semi Automated	$8.00 per NASU
New Account Setup Fee – Fully Automated	$2.00 per NASU
Closed Account Fee	$1.80 per acct per year
Phone Calls	$10.00 per call
Correspondence	$10.00 per item
Redemptions	$10.00 per item

[1]	Each financial product, inclusive of all share classes for that product, is measured individually for purposes of the asset based fees described above as of the end of the billing period.

IV.	Open End Mutual Funds - Platform Fees:

CUSIP Base Fees	$20,000 per year per product For CUSIPs 1-2 in each Product.
$5,000 per year for each additional CUSIP within same Product.
Open Accounts – Direct	$14.00 per acct per year
Open Accounts – NSCC	$10.00 per acct per year
Closed Accounts	$1.00 per acct per year
Phone Calls	$10.00 per call
Correspondence	$10.00 per item

V.	Other Services [2]:

Automated Work Distributor ™ (AWD) [3]	$5,200 per user per year
(Does not include hardware or third-party software, products will be priced separately as requested)
Financial Product Setup Fee	$10,000 per CUSIP
Closing Services	$3.00 per position
Closing Services Minimum	$25,000 per product per event

(Closing Services may include the following: coordination from non-traded to listed / traded product, liquidation event, or merger with existing public company. Programming fees related to Closing Services are not included. The greater of the closing services per product minimum or per position fee will apply.)

K-1 Tax Reporting Fees
Account Fee	$2.00 per account
Minimum Fee	$5,000 per year
(Provide K-1 allocation file to the client selected tax preparer)

Escheatment – RPO
CUSIP Fee	$125 per CUSIP per filing
Per Item	$1.00 per item plus expenses as incurred
Escheatment – Inactivity
Minimum Fee	$3,750 per filing
CUSIP Fee	$250 per CUSIP per filing
Per Item	$5.00 per item plus expenses as incurred
Ad-hoc Reports	TBD
AIP	$2,500 per month

Distribution Fee
(Deferred Compensation Payment Support)	$2,000 per fund per month
*Self-Directed Custodial Services	$35.00 per SSN-paid by shareowner
TA2000 Data Transmission to third party print vendors	$0.02 per record
Aged History Retention Fee – Online	$5.00 per 1,000 lines
Aged History Retention Fee – Offline	$3.50 per 1,000 lines

[2]	DST requires 120 days’ notice to begin providing Optional Services, which time period may be reduced upon mutual agreement. DST requires 120 days’ notice to cease supporting and billing for Optional Services. The Fund will be billed for Optional Services ended prior to the 120 days at the average monthly amount for that function from the prior six months invoices multiplied by the number of months or partial months to the full 120 day period.
[3]	Requires separate agreement.

VI.	Programming/Implementation Fees*:

*Computer/Technical Personnel (2019 Standard Rates):
*Business Analyst / Tester / Other:	$150.00 per hour
*COBOL / Workstation Programmer:	$200.00 per hour
*Web Developer:	$250.00 per hour
*Full Service Staff Support:	$100.00 per hour

Notes to Above Fees:

1)	The initial term is three (3) years. A Cost of Living increase will occur annually upon each anniversary of the Service Agreement in an amount not less than the annual percentage of change in the Consumer Price Index for all Urban Consumers (CPI-U) in the Midwest Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Bureau of Labor Statistics. Items marked by an “*” are subject to change with 60 day notice.

2)	Reimbursable and other fees and expenses include but are not limited to: confirmation statements, AML/CIP, regulatory compliance, *Compliance+Program($32,000/yr)[4], escheatment, freight, internal postage, quarterly statements, postage, long distance telephone calls, records retention, customized programming/enhancements, federal wire fees, bank fees, transcripts, microfilm, microfiche, *disaster recovery[5], hardware at customer’s facility, telecommunications/network configuration (based on an approximate allocation of such expenses across all clients), and lost shareholder search/tracking, express delivery services, freight charges, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, telephone calls, telegraphs, stationery supplies, counsel fees, off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes), computer equipment installed at the Fund's request at the Fund's or a third party's premises, telecommunications equipment, proxy soliciting, processing and/or tabulating costs, transmission of statement data for remote printing or processing, and National Securities Clearing Corporation ("NSCC") transaction fees, if applicable, to the extent any of the foregoing are paid by DST.

3)	Any fees, reimbursable, or other expenses not paid within 30 days of receipt of invoice will be charged a late payment fee of 1.5% per month until payment is received.

[4]	10% of annual fees, not to exceed $32,000 per year.
[5]	The annual charge of $0.206 per account, paid monthly in increments of one-twelfth of the annual charge, and will increase proportionate to any increase in DST’s costs to provide the recovery service or in the event that the current recovery goal is shortened. The current recovery goal is to have the TA2000 System as provided for in the Business Contingency Plan operational 4 hours after DST’s declaration of a disaster. Data communications expenses for connectivity to the backup sites (DST owned or recovery vendor provided) are part of the DST network charges and are billed monthly as an out-of-pocket expense unless network is Fund-provided, in which case connectivity is the responsibility of Fund.

SCHEDULE D

LIST OF FUNDS

Name:

Axonic Alternative Income Fund

Axonic Strategic Income Fund